Exhibit 99.1

Franklin Bank Corp.’s Earnings Increased 16%

Franklin Bank Corp. Grows Commercial Loans By 56% and Community Banking
Deposits By 54%

Franklin Bank Corp. Meets Analysts’ Consensus

          HOUSTON, July 25 /PRNewswire-FirstCall/ -- Franklin Bank Corp. (Nasdaq: FBTX) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced earnings of $.33 per diluted common share for the second quarter of 2006, in line with analysts’ consensus, and a 16% increase from the same quarter 2005.  President/CEO Anthony J. Nocella stated that the second quarter performance was primarily due to a 56% increase in commercial loans and a 54% increase in community banking deposits, as compared to the second quarter 2005.

          ”I am very pleased with this quarter’s performance,” Nocella said.  “We met most of our internal goals despite the very difficult interest rate environment.  One of the most significant accomplishments was that we raised $86.3 million in Non-Cumulative Perpetual Preferred Stock -- this included over $10 million in additional funds from the exercise of the over-allotment option.  The proceeds will give us the capacity to finance continued loan growth in our commercial lending and community banking businesses, which we anticipate will approximate $1.2 billion.”

          Nocella went on to say, “This will ensure that we make continued progress towards transforming Franklin into a commercially-oriented community bank that will be extremely difficult to replicate.  This will enable us to continue to grow earnings to help offset some of the drag that will occur as a result of the continued inverted yield curve and the slowing in the housing markets that we expect to continue for the rest of this year.”

          Financial Highlights:

          Comparison of the quarters ended June 30, 2006 and June 30, 2005:

*

Net income, available to common stockholders, increased 16% to $7.8 million or $.33 per diluted share, despite the fact that we paid a dividend on our preferred stock equivalent to $.03 per diluted common share.  As a result of receiving the funds from the sale of the preferred stock late in the quarter, this capital was not leveraged as fully as it will be in the future.

*	Assets increased by 18% to $5.1 billion.
*	The commercial loan portfolio increased 56% to $1.3 billion.
*	Community banking deposits increased by 54% to $1.4 billion.

          Business Highlights:

*	A de novo banking office was opened in Taylor, Texas. This office is located in Williamson County, one of the top 50 fastest growing counties in the United States.
*

Franklin changed all the names of its banks in East Texas, formerly operating under the legacy names of The First National Bank of Athens, Cedar Creek Bank and Jacksonville Bank, to Franklin Bank.  This branding change creates a sense of uniformity, enhances our ability to market our products more easily in East Texas, and enables us to take full advantage of our market position in the region.

*	For 2005, Franklin was ranked #13 in revenue growth in the Chronicle 100 of publicly traded companies in the Houston area and #1 among area banks.

          Earnings

          For the quarter ended June 30, 2006, net income, available to common stockholders, increased $1.2 million as compared to the quarter ended March 31, 2006, and increased $1.1 million from the quarter ended June 30, 2005.  For the same quarter, net interest income increased 10% as compared to the quarter ended March 31, 2006, and increased 22% when compared to the quarter ended June 30, 2005. This was primarily the result of the higher average loan balances from the growth in commercial and consumer loans, and to a lesser degree, single family loans.  Commercial and consumer loans have a net yield of almost 2.5 times greater than the single family mortgage portfolio.

          For the quarter ended June 30, 2006, net yield on interest earning assets remained flat at 2.08% when compared to the quarter ended March 31, 2006.  Net yield on interest earning assets increased from 2.03% to 2.08% for the quarters ending June 30, 2005 and 2006, respectively.

          Non-interest income increased 21% to $5.6 million during the quarter ended June 30, 2006 from $4.6 million for the quarter ended March 31, 2006. This increase was primarily due to an increase in loan fee income and gain on sale of loans.  Non-interest income increased 10% for the quarter ending June 30, 2006 compared to June 30, 2005.  The increase was primarily due to the increase in deposit fees and gain on sale of single family loans.

          Non-interest expense remained relatively flat for the quarter ended June 30, 2006 when compared to the quarter ended March 31, 2006.  During the quarter, the core deposit analysis on The First National Bank of Athens and the five former Washington Mutual banking offices previously acquired was completed.  The actual analysis resulted in a reduction of core deposit intangible of approximately $1.5 million and related amortization of approximately $500,000 from the previous estimates.  Salaries and benefits expense increased primarily as a result of an increase in mortgage loan origination costs of approximately $200,000, which were more than offset by the increase in loan fee income relating to mortgages.  Loan expenses increased by approximately $336,000 as a result of due diligence and underwriting expenses related to the purchases of correspondent mortgage loans.

          Non-interest expense increased to $16.6 million during the quarter ended June 30, 2006 from $14.3 million during the quarter ended June 30, 2005.  The increase was attributable to the increase in headcount to 697 from 635, the increase in community banking offices to 36 from 28, the expansion of our corporate headquarter offices, and the increase in data processing to support the additional community banking deposits.

          The efficiency ratio decreased to 55.14% for the quarter ended June 30, 2006 as compared to 58.67% for the quarter ended March 31, 2006.

          Financial Condition

          At June 30, 2006 Franklin’s assets stood at $5.1 billion, a 7% increase from March 31, 2006 and an 18% increase since June 30, 2005. The increase from 2005 is primarily the result of growth within the commercial loan portfolio and an increase in the liquidity portfolio.

          Franklin’s loan portfolio totaled approximately $4.3 billion as of June 30, 2006, $4.0 billion as of March 31, 2006, and $3.8 billion as of June 30, 2005. The commercial loan portfolio increased to $1.3 billion at June 30, 2006 compared to $1.2 billion at March 31, 2006 and $843 million at June 30, 2005.

          Franklin’s builder finance loans are the largest component of the commercial loan portfolio.  The moderate and orderly cooling down of housing production from unusually high levels is expected to decrease the growth in this portfolio.  Offsetting the anticipated slow down is the opening during 2006 of three regional offices, which are bringing in new customers and have created a significant pipeline.  Franklin’s most recent office opened on the West Coast and is managed by a senior loan officer who has worked with members of Franklin’s management team in the past.  He is working in the same markets and with customers with whom Franklin has had long relationships.

          Single family loans held for investment portfolio at June 30, 2006 increased by 12% from March 31, 2006 and remained flat when compared to June 30, 2005.

          Nonperforming assets as a percentage of total assets were .62% or $31.6 million at June 30, 2006 compared to .58% or $27.5 million at March 31, 2006, an increase of $4.1 million, of which $3.9 is secured by single family properties.  Asset quality continues to be strong. The nonperforming assets consist primarily of two assets that have been previously discussed: a development loan that was foreclosed during the first quarter of 2006 and a mortgage banker finance loan that currently has a reserve of $4.4 million. Franklin has filed claims with insurance and title companies, as well as a lawsuit against the guarantors of the mortgage banker finance loan.   No additional losses are anticipated on these loans.

          Community banking deposits increased to $1.4 billion at June 30, 2006 compared to $1.3 billion at March 31, 2006 and $881 million at June 30, 2005.

          Looking Forward

          ”Even though, we are operating in a challenging economic environment, our business drivers continue to be strong,” Nocella observed.

          The commercial lending and community banking business are expected to enable us to increase our earnings by offsetting some of the drag associated with the inverted yield curve and slowing of housing markets that are expected to continue for the rest of the year.  However, because of the Fed’s rate increases and the resulting inverted yield curve, single family mortgage originations are expected to be significantly below previously anticipated levels in the second half of 2006.  These events necessitate a decrease in earnings guidance for 2006 to $1.30 from $1.40 per diluted share compared to $1.45 to $1.50 per diluted share based on an estimated 24 million shares outstanding.

          Commercial loans have grown 24% from December 31, 2005 to June 30, 2006. Franklin expects commercial loan balances to still grow by a healthy 40% for 2006, even though this is down from an initial expectation of 60%.  The moderate and orderly cooling down of housing production from unsustainable levels is expected to moderately decrease the growth in this portfolio.

          Franklin’s long term goal is to have commercial and consumer loans represent 50% of its loan portfolio.  Single family loans decreased as a percentage of total assets from 67% for the quarter ending June 30, 2005 to 57% for the quarter ended June 30, 2006.  Similarly, Franklin’s goal for 2006 was to grow community banking deposits by 15% to 20% over balances at December 31, 2005, including growth from acquisition.  At June 30, 2006, Franklin has increased these deposits organically by 9% from December 31, 2005.

          Franklin expects its net yield to increase slightly from the fourth quarter 2005 to the fourth quarter 2006.

          Franklin continues to expect non-interest income to increase by 10% during 2006.  Year to date, on an annualized basis, non-interest income has increased by approximately 10%

          Nocella said Franklin will continue to monitor expenses and aim for an efficiency ratio of 50% by December 31, 2006, excluding the effect of any new acquisitions.  He said he expects the efficiency ratio to fluctuate, “as we continue to expand our community banking and commercial businesses and as we continue to consolidate and integrate our processes.”

          ”We will continue to pursue additional acquisitions within our community banking markets in a rational manner,” reported Nocella.  “And we will continue to expand through the opening of new banking offices.  In fact, we will expand our Central Texas network through the opening of two additional de novo community banking offices in the Austin area during 2006.”

          Corporate Overview:

          Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $5.1 billion company.  Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX.  Franklin Bank Corp.’s common stock is currently included within the Russell 3000 Index, Russell 2000 Index, Russell Microcap Index, the American Community Bankers’ Index, and the Standard and Poor’s SmallCap 600 Index.  In May 2006, Franklin raised additional capital through a preferred stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

          Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 35 community banking offices in Texas, 8 regional commercial lending offices, 43 retail mortgage loan production offices, and 2 wholesale mortgage production offices.

          Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

          Forward-Looking Information

          This announcement includes forward-looking statements. These forward- looking statements include comments with respect to the goals, objectives, expectations, and strategies and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

          Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions. Other specific risks related to Franklin include the following: potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

          Conference Call

          The company will conduct a conference call to review the announcements made in this press release on Wednesday, July 26, 2006, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-474-8920. Participants calling from outside the United States may dial 1-719-457-2727. The passcode “9245401” is required to access the call. Please call in 10 minutes before the beginning of the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Wednesday, July 26, 2006 through August 1, 2006. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “9245401” is required to access the replay of the call.

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30, 2006	March 31, 2006	June 30, 2005

Assets
Cash and cash equivalents	$76,562	$38,474	$69,047
Available for sale securities	62,438	62,893	60,213
FHLB stock and other investments	87,128	90,551	84,364
Mortgage-backed securities	306,849	327,093	117,227
Loans
Single family	2,921,267	2,716,075	2,893,478
Commercial	1,315,237	1,215,177	843,289
Consumer	94,699	89,311	76,878
Allowance for credit losses	(13,793)	(13,492)	(9,203)
Loans, net	4,317,410	4,007,071	3,804,442
Goodwill	150,686	147,850	102,950
Other intangible assets, net	13,251	14,148	8,923
Premises and equipment, net	26,810	26,577	20,576
Real estate owned	20,742	19,685	5,574
Other assets	33,953	34,140	27,190
	$5,095,829	$4,768,482	$4,300,506
Liabilities
Deposits	$2,522,726	$2,230,019	$2,041,930
FHLB advances	1,998,835	2,050,869	1,842,247
Other short-term borrowing	—	5,000	—
Junior subordinated notes	108,025	107,992	82,173
Other liabilities	38,690	35,745	25,772
Total liabilities	4,668,276	4,429,625	3,992,122
Stockholders’ equity
Preferred stock	86,250	—	—
Common stock	234	234	227
Paid-in capital	279,980	282,482	269,818
Unearned stock compensation	(438)	(464)	—
Retained earnings	66,265	58,459	39,208
Accumulated other comprehensive income:
- Unrealized losses on securities available for sale, net	(5,641)	(2,624)	(892)
- Cash flow hedges, net	903	770	23
Total stockholders’ equity	427,553	338,857	308,384
	$5,095,829	$4,768,482	$4,300,506

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	June 30, 2006	March 31, 2006	June 30, 2005

Interest income
Cash equivalents and short-term investments	$3,344	$2,081	$1,691
Mortgage-backed securities	4,246	3,523	882
Loans	65,736	55,089	44,614
Total interest income	73,326	60,693	47,187
Interest expense
Deposits	24,314	16,971	13,068
FHLB advances	22,483	19,460	13,065
Short-term borrowings	59	73	—
Junior subordinated notes	1,791	1,717	893
Total interest expense	48,647	38,221	27,026
Net interest income	24,679	22,472	20,161
Provision for credit losses	428	329	426
Net interest income after provision for credit losses	24,251	22,143	19,735
Non-interest income
Loan fee income	1,917	1,414	2,104
Deposit fees	1,490	1,460	1,106
Gain on sale of single family loans	1,591	1,328	1,292
Gain on sale of securities	—	(2)	44
Other	639	448	576
Total non-interest income	5,637	4,648	5,122
Non-interest expense
Salaries and benefits	9,192	8,800	7,260
Data processing	1,755	1,894	1,327
Occupancy	1,772	1,840	1,196
Professional fees	683	599	1,688
Loan expenses	815	479	568
Core deposit amortization	(111)	481	281
Other	2,500	2,301	1,974
Total non-interest expenses	16,606	16,394	14,294
Income before taxes	13,282	10,397	10,563
Income tax expense	4,847	3,801	3,834
Net income	$8,435	$6,596	$6,729
Net income available to common stock shareholders	$7,806	$6,596	$6,729
Basic earnings per common share	$0.33	$0.28	$0.30
Diluted earnings per common share	$0.33	$0.28	$0.29

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,

	2006	2005

Interest income
Cash equivalents and short-term investments	$5,425	$3,352
Mortgage-backed securities	7,769	1,825
Loans	120,825	83,242
Total interest income	134,019	88,419
Interest expense
Deposits	41,285	22,174
FHLB advances	41,943	24,072
Short-term borrowings	132	—
Junior subordinated notes	3,508	1,371
Total interest expense	86,868	47,617
Net interest income	47,151	40,802
Provision for credit losses	757	844
Net interest income after provision for credit losses	46,394	39,958
Non-interest income
Loan fee income	3,331	3,784
Deposit fees	2,950	2,032
Gain on sale of single family loans	2,919	1,919
Gain on sale of securities	(2)	44
Other	1,087	857
Total non-interest income	10,285	8,636
Non-interest expense
Salaries and benefits	17,992	13,924
Data processing	3,649	2,477
Occupancy	3,612	2,281
Professional fees	1,282	2,922
Loan expenses	1,294	1,230
Core deposit amortization	370	511
Other	4,801	3,847
Total non-interest expenses	33,000	27,192
Income before taxes	23,679	21,402
Income tax expense	8,648	7,761
Net income	$15,031	$13,641
Net income available to common stock shareholders	$14,402	$13,641
Basic earnings per common share	$0.62	$0.62
Diluted earnings per common share	$0.60	$0.60

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended June 30, 2006

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$129,865	$1,568	4.78%
Available for sale securities	64,333	681	4.25%
FHLB stock and other investments	89,412	1,095	4.91%
Mortgage-backed securities	323,234	4,246	5.25%
Loans
Single family	2,846,921	39,112	5.50%
Builder lines	848,467	17,392	8.22%
Commercial real estate	222,326	4,140	7.47%
Mortgage banker finance	157,570	2,802	7.13%
Commercial business	38,551	647	6.73%
Consumer	93,936	1,643	7.02%
Total loans	4,207,771	65,736	6.26%
Total interest-earning assets	4,814,615	73,326	6.10%
Non-interest-earning assets	301,779
Total assets	$5,116,394
Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$177,943	671	1.51%
Money market and savings	246,696	1,638	2.66%
Certificates of deposit	777,599	7,555	3.90%
Non-interest bearing deposits	166,901	—	—
Total community banking	1,369,139	9,864	2.89%
Wholesale and money desk	1,181,725	14,450	4.90%
Total deposits	2,550,864	24,314	3.82%
FHLB advances	2,028,836	22,483	4.38%
Short term borrowing	3,846	59	6.08%
Junior subordinated notes	108,004	1,791	6.56%
Total interest-bearing liabilities	4,691,550	48,647	4.13%
Non-interest-bearing liabilities and stockholder’s equity	424,844
Total liabilities and stockholder’s equity	$5,116,394
Net interest income/interest rate spread		$24,679	1.97%
Net yield on interest-earning assets			2.08%
Ratio of average interest-earning assets to average interest-bearing liabilities			102.62%

	Quarter Ended March 31, 2006

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$46,065	$493	4.28%
Available for sale securities	64,738	642	4.03%
FHLB stock and other investments	86,281	946	4.44%
Mortgage-backed securities	282,782	3,523	4.98%
Loans
Single family	2,640,996	33,119	5.02%
Builder lines	743,351	14,022	7.65%
Commercial real estate	182,396	3,229	7.18%
Mortgage banker finance	155,995	2,416	6.28%
Commercial business	40,858	696	6.91%
Consumer	90,374	1,607	7.21%
Total loans	3,853,970	55,089	5.75%
Total interest-earning assets	4,333,836	60,693	5.63%
Non-interest-earning assets	277,125
Total assets	$4,610,961
Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$202,462	805	1.61%
Money market and savings	239,405	1,362	2.31%
Certificates of deposit	694,700	5,997	3.50%
Non-interest bearing deposits	150,253	—	—
Total community banking	1,286,820	8,164	2.57%
Wholesale and money desk	863,560	8,807	4.14%
Total deposits	2,150,380	16,971	3.20%
FHLB advances	1,970,910	19,460	3.95%
Short term borrowing	5,000	73	5.83%
Junior subordinated notes	107,972	1,717	6.36%
Total interest-bearing liabilities	4,234,262	38,221	3.63%
Non-interest-bearing liabilities and stockholder’s equity	376,699
Total liabilities and stockholder’s equity	$4,610,961
Net interest income/interest rate spread		$22,472	2.00%
Net yield on interest-earning assets			2.08%
Ratio of average interest-earning assets to average interest-bearing liabilities			102.35%

	Quarter Ended June 30, 2005

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$82,658	$476	2.28%
Available for sale securities	69,617	500	2.88%
FHLB stock and other investments	82,279	715	3.48%
Mortgage-backed securities	99,048	882	3.56%
Loans
Single family	2,833,277	31,512	4.45%
Builder lines	478,821	7,905	6.62%
Commercial real estate	105,215	1,537	5.86%
Mortgage banker finance	142,489	2,051	5.77%
Commercial business	29,678	450	6.08%
Consumer	64,858	1,159	7.17%
Total loans	3,654,338	44,614	4.89%
Total interest-earning assets	3,987,940	47,187	4.74%
Non-interest-earning assets	149,499
Total assets	$4,137,439
Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$104,813	267	1.02%
Money market and savings	190,209	745	1.57%
Certificates of deposit	420,937	2,736	2.61%
Non-interest bearing deposits	102,564	—	—
Total community banking	818,523	3,748	1.84%
Wholesale and money desk	1,176,614	9,320	3.18%
Total deposits	1,995,137	13,068	2.63%
FHLB advances	1,759,768	13,065	2.94%
Short term borrowing	—	—	—
Junior subordinated notes	57,229	893	6.17%
Total interest-bearing liabilities	3,812,134	27,026	2.83%
Non-interest-bearing liabilities and stockholder’s equity	325,305
Total liabilities and stockholder’s equity	$4,137,439
Net interest income/interest rate spread		$20,161	1.91%
Net yield on interest-earning assets			2.03%
Ratio of average interest-earning assets to average interest-bearing liabilities			104.61%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2006

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$88,197	$2,061	4.65%
Available for sale securities	64,535	1,324	4.14%
FHLB stock and other investments	87,855	2,040	4.68%
Mortgage-backed securities	303,120	7,769	5.13%
Loans
Single family	2,744,527	72,230	5.26%
Builder lines	796,199	31,415	7.96%
Commercial real estate	202,471	7,369	7.34%
Mortgage banker finance	156,786	5,218	6.71%
Commercial business	39,698	1,343	6.82%
Consumer	92,165	3,250	7.11%
Total loans	4,031,846	120,825	6.01%
Total interest-earning assets	4,575,553	134,019	5.88%
Non-interest-earning assets	289,517
Total assets	$4,865,070
Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$190,134	1,476	1.57%
Money market and savings	243,071	2,999	2.49%
Certificates of deposit	736,379	13,553	3.71%
Non-interest bearing deposits	158,623	—	—
Total community banking	1,328,207	18,028	2.74%
Wholesale and money desk	1,023,522	23,257	4.58%
Total deposits	2,351,729	41,285	3.54%
FHLB advances	2,000,033	41,943	4.17%
Short term borrowing	4,420	132	5.94%
Junior subordinated notes	107,988	3,508	6.46%
Total interest-bearing liabilities	4,464,170	86,868	3.90%
Non-interest-bearing liabilities and stockholder’s equity	400,900
Total liabilities and stockholder’s equity	$4,865,070
Net interest income/interest rate spread		$47,151	1.98%
Net yield on interest-earning assets			2.08%
Ratio of average interest-earning assets to average interest-bearing liabilities			102.50%

	Six Months Ended June 30, 2005

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$98,458	$1,123	2.27%
Available for sale securities	65,890	963	2.95%
FHLB stock and other investments	79,353	1,266	3.22%
Mortgage-backed securities	102,490	1,825	3.56%
Loans
Single family	2,689,757	59,952	4.46%
Builder lines	426,479	13,590	6.43%
Commercial real estate	99,665	3,121	6.32%
Mortgage banker finance	132,424	3,671	5.59%
Commercial business	24,411	751	6.20%
Consumer	59,979	2,157	7.25%
Total loans	3,432,715	83,242	4.86%
Total interest-earning assets	3,778,906	88,419	4.69%
Non-interest-earning assets	144,972
Total assets	$3,923,878
Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$91,301	454	1.00%
Money market and savings	192,166	1,523	1.60%
Certificates of deposit	397,806	4,905	2.49%
Non-interest bearing deposits	90,819	—	—
Total community banking	772,092	6,882	1.80%
Wholesale and money desk	1,076,709	15,292	2.86%
Total deposits	1,848,801	22,174	2.42%
FHLB advances	1,715,773	24,072	2.79%
Short term borrowing
Junior subordinated notes	42,495	1,371	6.42%
Total interest-bearing liabilities	3,607,069	47,617	2.64%
Non-interest-bearing liabilities and stockholder’s equity	316,809
Total liabilities and stockholder’s equity	$3,923,878
Net interest income/interest rate spread		$40,802	2.05%
Net yield on interest-earning assets			2.17%
Ratio of average interest-earning assets to average interest-bearing liabilities			104.76%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended

	June 30, 2006	March 31, 2006	June 30, 2005

Common share data
Ending shares outstanding	23,424,150	23,401,622	22,741,167
Average shares outstanding- basic	23,411,739	23,401,622	22,386,967
Average shares outstanding- diluted	24,009,121	23,872,592	22,857,075
Basic earnings per share	$0.33	$0.28	$0.30
Diluted earnings per share	0.33	0.28	0.29
Common book value (period end)	$14.72	$14.48	$13.56
Common tangible book value (period end)	7.73	7.56	8.64
Average balances
Assets	$5,116,394	$4,610,961	$4,137,439
Interest-earning assets	4,814,615	4,333,836	3,987,940
Interest-bearing liabilities	4,691,550	4,234,262	3,812,134
Ratios
ROA	0.66%	0.58%	0.65%
ROCE	8.85%	7.98%	9.07%
Net interest spread	1.97%	2.00%	1.91%
Net yield on interest-earning assets	2.08%	2.08%	2.03%
Efficiency Ratio	55.14%	58.67%	55.52%
Equity to assets (period end)	8.39%	7.11%	7.17%
Equity to assets (average)	7.47%	7.27%	7.19%
Capital ratios - (bank only):
Leverage ratio	7.43%	6.49%	6.67%
Tier 1 risk-based capital ratio	11.30%	9.62%	10.63%
Total risk-based capital ratio	11.72%	10.07%	11.00%
Asset quality
Nonperforming Loans (“NPLs”)	$11,646	$8,650	$4,867
REO	19,910	18,823	4,565
Nonperforming Assets (“NPAs”)	$31,556	$27,473	$9,432
NPLs as% of loans	0.27%	0.22%	0.13%
NPAs as% of assets	0.62%	0.58%	0.22%
Allowance to period end loan balance	0.32%	0.34%	0.24%
Allowance to average loan balance	0.33%	0.35%	0.25%
Branch and employee data
Full-time equivalent employees	697	718	635
Commercial banking offices	9	8	6
Retail mortgage offices	43	51	51
Wholesale mortgage origination offices	3	4	3
Community banking offices	36	35	28
Loan portfolio
Single family
Held for investment	$2,689,639	$2,407,461	$2,716,090
Held for sale	231,628	308,614	177,388
Builder lines	876,363	817,719	527,558
Mortgage banker finance	167,925	157,609	159,600
Other	365,648	329,160	233,009
Allowance for credit losses	(13,793)	(13,492)	(9,203)
Loans, net	$4,317,410	$4,007,071	$3,804,442
Deposits
Community banking	$1,359,452	$1,341,512	$881,499
Wholesale and money desk	1,163,274	888,507	1,160,431
Total deposits	$2,522,726	$2,230,019	$2,041,930

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Six Months Ended June 30,

	2006	2005

Common share data
Ending shares outstanding	23,424,150	22,741,167
Average shares outstanding- basic	23,406,708	22,142,733
Average shares outstanding- diluted	23,941,129	22,605,082
Basic earnings per share	$0.62	$0.62
Diluted earnings per share	0.60	0.60
Common book value (period end)	$14.72	$13.56
Common tangible book value (period end)	7.73	8.64
Average balances
Assets	$4,865,070	$3,923,878
Interest-earning assets	4,575,553	3,778,906
Interest-bearing liabilities	4,464,170	3,607,069
Ratios
ROA	0.62%	0.70%
ROCE	8.38%	9.45%
Net interest spread	1.98%	2.05%
Net yield on interest-earning assets	2.08%	2.17%
Efficiency Ratio	56.81%	54.02%
Equity to assets (period end)	8.39%	7.17%
Equity to assets (average)	7.44%	7.42%
Capital ratios - (bank only):
Leverage ratio	7.43%	6.67%
Tier 1 risk-based capital ratio	11.30%	10.63%
Total risk-based capital ratio	11.72%	11.00%
Asset quality
Nonperforming Loans (“NPLs”)	$11,646	$4,867
REO	19,910	4,565
Nonperforming Assets (“NPAs”)	$31,556	$9,432
NPLs as% of loans	0.27%	0.13%
NPAs as% of assets	0.62%	0.22%
Allowance to period end loan balance	0.32%	0.24%
Allowance to average loan balance	0.34%	0.27%
Branch and employee data
Full-time equivalent employees	697	635
Commercial banking offices	9	6
Retail mortgage offices	43	51
Wholesale mortgage origination offices	3	3
Community banking offices	36	28
Loan portfolio
Single family
Held for investment	$2,689,639	$2,716,090
Held for sale	231,628	177,388
Builder lines	876,363	527,558
Mortgage banker finance	167,925	159,600
Other	365,648	233,009
Allowance for credit losses	(13,793)	(9,203)
Loans, net	$4,317,410	$3,804,442
Deposits
Community banking	$1,359,452	$881,499
Wholesale and money desk	1,163,274	1,160,431
Total deposits	$2,522,726	$2,041,930

SOURCE  Franklin Bank Corp.
     -0-                              07/25/2006
     /CONTACT:  Kris Dillon of Franklin Bank Corp., +1-713-339-8999/
     /Photo:     NewsCom:  http://www.newscom.com/cgi-bin/prnh/20060108/FBCLOGO
                      AP Archive:  http://photoarchive.ap.org
                      PRN Photo Desk, photodesk@prnewswire.com /
     /Web site:  http://www.bankfranklin.com/